United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 22, 2018 (January 26, 2018)

Date of Report (Date of earliest event reported)

PHARMACYTE BIOTECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23046 Avenida de la Carlota, Suite 600 Laguna Hills, CA	92653
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 595-2850

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2018, PharmaCyte Biotech, Inc. (“Company”) entered into a financial advisory, offering and at the market offering letter agreement (“Agreement”) with Aeon Capital, Inc. (“Aeon”) pursuant to which the Company may sell from time to time, at its option, shares of its common stock, $0.0001 par value per share (“Shares”), having an aggregate offering price of up to $25,000,000, through Aeon as the Company’s financial advisor and exclusive placement agent. Sales of the Shares, if any, will be made under the Company’s previously filed and currently effective Registration Statement on Form S-3 (File No. 333-220441) in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or transactions structured as a public offering of a distinct block or blocks of the Shares (“Block Trades”), provided that any Shares sold in such Block Trades must first be approved for sale by the Company and may be at market or at discounted prices. Aeon will use reasonable best efforts to sell the Shares from time to time, based upon the Company’s instructions (including any price, time or size limitations or other customary parameters or conditions the Company may impose). The Company cannot provide any assurances that it will sell any Shares pursuant to the Agreement. In connection with a transaction deemed to be an “at the market offering”, the Company has agreed to pay Aeon a cash fee of 3% of the aggregate sales price from the issuance of the Shares, if any. In connection with a transaction structured as a Block Trade, the Company has agreed to pay Aeon: (i) a cash fee of 7% of the aggregate sales price of the Shares sold in the Block Trade unless the Company introduced the investor to Aeon in which event the fee shall be 4%; and (ii) five-year warrants to purchase an aggregate of 5% of the number of Shares sold in the Block Trade at an exercise price equal to the price per share at which Shares are sold in the Block Trade. In addition, the Company has agreed to reimburse Aeon for certain expenses in an amount not to exceed $10,000. The Company has also agreed to provide Aeon with customary indemnification rights. The offering of the Shares will terminate upon the earliest to occur of: (i) the sale of all of the Shares; or (ii) the termination of the Agreement by the Company or Aeon on thirty (30) days written notice.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Pepper Hamilton LLP, counsel to the Company, has issued an opinion to the Company dated February 22, 2018 regarding the validity of the Shares to be issued and sold pursuant to the Agreement. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02 Termination of a Material Definitive Agreement.

On February 14, 2014, the Company entered into a financial advisory, offering and at the market offering engagement agreement (“Chardan Agreement”) with Chardan Capital Markets, LLC (“Chardan”) pursuant to which Chardan agreed to use its reasonable best efforts to act as the Company’s sales agent in connection with the sale of Shares in “at the market” or privately negotiated transactions of up to $50,000,000, depending upon market conditions and at the discretion of the Company. On January 26, 2018, the Company and Chardan entered into a Mutual Termination Agreement (“Termination Agreement”) terminating the Chardan Agreement. The Company is not subject to any termination penalties related to the termination of the Chardan Agreement. The Company does not owe any further fees to Chardan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

5.1	Legal Opinion of Pepper Hamilton LLP

10.1	Financial Advisory, Offering and At-the-Market Offering Engagement Letter dated February 22, 2018, by and between PharmaCyte Biotech, Inc. and Aeon Capital, Inc..

10.2	Mutual Termination Agreement dated January 26, 2018, by and between PharmaCyte Biotech, Inc. and Chardan Capital Markets, LLC.

23.1	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1 above)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated February 22, 2018

PHARMACYTE BIOTECH, INC.

By: /s/ Kenneth L. Waggoner
Kenneth L. Waggoner
Chief Executive Officer
President and General Counsel

3